UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): March 26, 2021

USA EQUITIES CORP.

(Exact Name of Registrant as Specified in its Charter)

0-19041

(Commission File No.)

Delaware	30-1104301
(State of Incorporation)	(I.R.S. Employer Identification No.)

901 Northpoint Parkway Suite 302 West Palm Beach FL 33407	33407
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code: (929) 379-6503

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	USAQ	OTCMKTS

Item 1.01 Entry into a Material Definitive Agreement.

On March 26, 2021, USA Equities Corp (the “Company”) entered into an Amendment to the Exclusive Distribution Agreement (the “Distribution Agreement”) with MedScience Research Group, Inc., a Florida Corporation (“MedScience”), whereby MedScience granted the Company an exclusive right to distribute its allergy diagnostic and allergen immunotherapy system named AllergiEnd® and related components (the “Products”) for sale to physicians other than allergy specialists. Specifically, to enable the Company to increase its physician network development and marketing efforts and thereby increase revenues to both MedScience and the Company, MedScience agreed to reduce the distribution price to the Company by approximately 20% in return for the Company’s agreement to devote the savings to building out its internal sales force and continue making investments into medical education programs to expand the number of physicians purchasing the products and services provided by MedScience to the Company.

The above description of the Agreement does not purport to be complete and is qualified in its entirety by the full text of such Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 8.01 Other Events

The Company has entered into a Recourse Receivables Purchase & Security Agreement with Porter Capital Corporation whereby Porter will make periodic advances to the Company, initially up to $150,000, against designated receivables sold to Porter and secured by substantially all of the Company’s assets. The Company has already used this facility to initiate sales to a number of new physician clients and expects that the facility will help increase its marketing efforts.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Amendment No. 1 to Exclusive Distribution Agreement by and between USA Equites Corp. and MedScience Research Group, Inc., dated March 26, 2021. Portions of the Distribution Agreement containing pricing information have been omitted.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this current report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 26, 2021

USA Equities Corp.

/s/ Troy Grogan
Name:	Troy Grogan
Title:	CEO and Chairman